EXHIBIT 99.1

Chemung Financial Corporation Announces Dividend Increase

ELMIRA, N.Y., Aug. 19, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) announced today that its Board of Directors has approved a dividend increase of $0.02 per share, equal to a quarterly cash dividend of $0.34 per share, payable on October 1, 2025 to common stock shareholders of record as of the close of business on September 17, 2025.

“We are pleased to announce that for the second time during 2025 the Corporation has decided to raise its quarterly dividend. The $0.02 raise represents a 6.3% increase over the prior quarterly dividend and brings cumulative increases during 2025 to $0.03 per share, or 9.7%,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation.

Chemung Financial Corporation is a $2.9 billion financial services holding company headquartered in Elmira, New York and operates 30 offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at www.chemungcanal.com.

Contact:
Scott T. Heffner
Senior Vice President, Director of Marketing
(607) 737-3706
Stheffner@chemungcanal.com

Category: Financial

Source: Chemung Financial Corp